Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Energy Transfer Partners, L.P. of our reports dated January 23, 2006 relating to the financial statements of Titan Energy Partner LP as of June 30, 2005 and for the periods from December 20, 2004 to June 30, 2005 and from July 1, 2004 to December 19, 2004, which appear in the Current Report on Form 8-K/A of Energy Transfer Partners, L.P. dated July 21, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Chicago, Illinois

August 7, 2006